EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Firstbank Corporation 2006 Stock Compensation Plan, of our reports dated March 1, 2006, with respect to the Consolidated Financial Statements of Firstbank Corporation, and managements assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in the 2005 Annual Report on Form 10-K of Firstbank Corporation.

/s/ Crowe Chizek and Company LLC CROWE CHIZEK AND COMPANY LLC

Grand Rapids, Michigan
May 22, 2006